Smart Sand, Inc. Announces Second Quarter 2018 Results

•	2Q 2018 revenue of $54.4 million

•	2Q 2018 total tons sold of 839,000, the highest in Company history and an increase of 16% sequentially

•	2Q 2018 net income of $10.0 million

•	2Q 2018 Adjusted EBITDA of $19.3 million, an increase of 229% sequentially

•	Acquisition of Quickthree Solutions, Inc. closed on June 1, 2018

THE WOODLANDS, Texas, August 9, 2018 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a pure-play, low-cost producer of high quality Northern White raw frac sand, today announced results for the second quarter ended June 30, 2018.
“I’m pleased to report that Smart Sand has posted strong quarterly results with significant sequential improvements in sales volumes, net income and Adjusted EBITDA. We also continued to execute on our long-range plan to become an integrated, full service provider of frac sand and logistics support to deliver mine to wellsite proppant solutions for our customers,” stated Charles Young, Chief Executive Officer. He added, “During the second quarter we completed our nameplate capacity expansion at our Oakdale facility and expanded our logistics capabilities through the acquisition of Quickthree Solutions, Inc., a maker of portable frac sand storage solutions, while achieving the highest quarterly sales volumes in Company history. We continue to see new customer interest for our high quality Northern White sand from E&P companies that see benefits in well performance from using Northern White Sand over regional sand. Additionally, in the quarter, we benefited from incremental in-basin sales to customers purchasing sand through our Van Hook, North Dakota terminal.”
Second Quarter 2018 Highlights
Revenues were $54.4 million in the second quarter of 2018, a 28% increase compared to first quarter 2018 revenues of $42.6 million. Second quarter 2018 revenues increased by 83% compared to second quarter 2017 revenues of $29.8 million. The increase in revenues year over year was primarily due to higher sales volumes and a higher average selling price per ton sold, partially offset by lower freight revenue.
Overall tons sold were approximately 839,000 in the second quarter of 2018, the highest in Company history, compared to approximately 723,000 tons sold in the first quarter of 2018 and 531,000 tons sold in the second quarter of 2017, increases of 16% and 58%, respectively.
Net income was $10.0 million, or $0.25 per basic and diluted share, for the second quarter of 2018, compared with net income of $1.0 million, or $0.02 per basic and diluted share, for the first quarter of 2018 and net income of $2.6 million, or $0.07 per basic and $0.06 per diluted share, for the second quarter of 2017.

Adjusted EBITDA was $19.3 million for the second quarter of 2018 compared to $6.3 million during the same period last year, an increase of 204% on a year-over-year basis and an increase of 229% compared to first quarter 2018 Adjusted EBITDA of $5.9 million. The increase in Adjusted EBITDA compared to the second quarter of 2017 was primarily due to higher sales volumes and a higher average selling price per ton sold offset by increased cost of goods sold due to the higher sales volumes. The increase in Adjusted EBITDA compared to the first quarter of 2018 was primarily due to higher sales volumes and a higher selling price per ton. Additionally, we had higher fixed cost leverage in the second quarter of 2018 as we ramped up production and we capitalized more costs into inventory as we began wet plant operations during the quarter which resulted in lower cost of goods sold sequentially. In the second quarter of 2018, we also had one-time costs of $0.8 million, or $0.20 per share, included in selling, general and administrative expenses related to the acquisition of Quickthree Solutions, Inc.
Capital Expenditures
Smart Sand’s capital expenditures totaled $49.9 million for the second quarter ended June 30, 2018, of which $29.9 million related to the acquisition of Quickthree Solutions, Inc. The remainder was largely associated with the nameplate capacity expansion at our Oakdale sand processing facility, investment in various enhancement and cost improvement projects and our terminal investment in the Bakken. The Company estimates that full year 2018 capital expenditures will be approximately $125 to $135 million, excluding any additional acquisitions. This range of investment gives consideration to the acquisition of Quickthree and also includes approximately $7 to $10 million in capital to manufacture initial last mile systems for deployment to our customers. At June 30, 2018, the Company had approximately $1.7 million of cash on hand. On April 6, 2018, the Company amended its credit facility to increase the amount available by $15 million to $60 million, of which $15 million is currently available to support liquidity needs in 2018.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors this morning, August 9th, at 10:00 a.m. Eastern Time to discuss the Company’s second quarter 2018 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 1375109. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 1375109.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect," “will," “estimate," “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2017, filed by the Company with the U.S. Securities and Exchange Commission on March 15, 2018.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a pure-play, low-cost producer of high-quality Northern White raw frac sand. We sell our products primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate a raw frac sand mine and processing facility near Oakdale, Wisconsin, at which we currently have approximately 321 million tons of proven recoverable reserves. We currently have 5.5 million tons of annual nameplate processing capacity. For more information, please visit www.smartsand.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues	$54,448	$42,628	$29,787
Cost of goods sold	34,678	35,413	21,407
Gross profit	19,770	7,215	8,380
Operating expenses:
Salaries, benefits and payroll taxes	2,790	2,573	2,167
Depreciation and amortization	476	188	120
Selling, general and administrative	3,595	3,101	2,283
Total operating expenses	6,861	5,862	4,570
Operating income	12,909	1,353	3,810
Other income (expenses):
Interest expense, net	(500)	(180)	(115)
Other income	25	34	83
Total other income (expenses), net	(475)	(146)	(32)
Income before income tax expense	12,434	1,207	3,778
Income tax expense	2,413	232	1,154
Net income	$10,021	$975	$2,624

Net income per common share:
Basic	0.25	$0.02	$0.07
Diluted	0.25	$0.02	$0.06
Weighted-average number of common shares:
Basic	40,499	40,412	40,347
Diluted	40,550	40,441	40,453

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(unaudited)	(audited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,745	$34,740
Restricted cash	—	487
Accounts receivable	24,086	23,377
Unbilled receivables	4,907	1,192
Inventories	11,546	9,532
Prepaid expenses and other current assets	4,829	3,849
Total current assets	47,113	73,177
Property, plant and equipment, net	223,993	171,762
Intangible assets, net	19,686	—
Goodwill	16,892	—
Deferred financing costs, net	438	892
Other assets	3,360	971
Total assets	$311,482	$246,802

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,367	$26,123
Accrued and other expenses	11,372	7,576
Deferred revenue	4,805	—
Current portion of equipment financing obligations	432	572
Current portion of notes payable	—	288
Total current liabilities	29,976	34,559
Revolving credit facility, net	44,654	—
Deferred tax liabilities, long-term, net	15,886	13,239
Asset retirement obligation	9,476	8,982
Contingent consideration	9,200	—
Total liabilities	109,192	56,780

Stockholders’ equity
Common stock	40	40
Treasury stock, at cost	(839)	(666)
Additional paid-in capital	160,428	159,059
Retained earnings	42,585	31,589
Accumulated other comprehensive income	76	—
Total stockholders’ equity	202,290	190,022
Total liabilities and stockholders’ equity	$311,482	$246,802

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as our net income, plus (i) depreciation, depletion and amortization expense, (ii) income tax expense (benefit), (iii) interest expense and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus (i) gain or loss on sale of fixed assets or discontinued operations, (ii) integration and transition costs associated with specified transactions, including our initial public offering, (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions, (vi) earn-out and contingent consideration obligations and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	our ability to incur and service debt and fund capital expenditures;

•	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure; and

•	our debt covenant compliance as Adjusted EBITDA is a key component of critical covenants in our credit agreement.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definition of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(in thousands)
Net income	$10,021	$975	$2,624
Depreciation, depletion and amortization	4,296	3,160	1,693
Income tax expense	2,413	232	1,154
Interest expense	509	219	182
Franchise taxes	109	220	10
EBITDA	$17,348	$4,806	$5,663
(Gain) loss on sale of fixed assets (1)	—	—	194
Equity compensation (2)	668	490	464
Acquisition and development costs (3)	914	328	—
Cash charges related to restructuring and retention (4)	270	94	—
Non-cash charges (5)	57	134	20
Adjusted EBITDA	$19,257	$5,852	$6,341

1.	Includes gains related to the sale and disposal of certain assets in property, plant and equipment.

2.	Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.

3.
Represents costs incurred related to the business combinations and current development project activities. The three and six months ended June 30, 2018 includes $0.8 million and $1.2 million, respectively, of costs related to the acquisition of Quickthree Solutions, Inc.

4.	Represents costs associated with the retention and relocation of employees.

5.	Represents accretion of asset retirement obligations.

Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

Historically, we have reported production costs and production cost per ton as non-GAAP measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure. As such, we believe that it is no longer relevant to report production costs or production cost per ton on a standalone basis.

We believe that a transition to reporting contribution margin and contribution margin per ton sold will provide a better performance metric to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.

Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in our industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(in thousands)
Revenue	$54,448	$42,628	$29,787
Cost of goods sold	34,678	35,413	21,407
Gross profit	$19,770	$7,215	$8,380
Depreciation, depletion, and accretion of asset retirement obligations	3,878	3,106	1,588
Contribution margin	$23,648	$10,321	$9,968
Contribution margin per ton	$28.19	$14.28	$18.77
Total tons sold	839	723	531

Investor Contacts
Lee Beckelman
CFO
(281) 231-2660
LBeckelman@smartsand.com

Phil Cerniglia
Investor Relations and Budgeting Manager
(281) 231-2660
PCerniglia@smartsand.com